Exhibit 99.1

Bancorp of New Jersey, Inc. Announces Record Loan Level as Loans break $500 Million Mark, Assets Reach New High, and Earnings Continue

May 1, 2014

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), the holding company of Bank of New Jersey, reported its highest levels of loans and assets at the end of the first quarter of 2014, as well as continued earnings.  Total loans exceeded $503 million at March 31, 2014 as compared to $472.5 million at December 31, 2013.  Total assets increased to $624.1 million during the quarter from $610.8 million at December 31, 2013.  Net income for the first quarter of 2014 was approximately $871 thousand as compared to $1.1 million for the first quarter of 2013, representing a decrease of $274 thousand, or approximately 23.9 percent, due, in part, to the impact of increased provision for loan losses resulting from strong loan growth and an increase in non-interest expense, net due to increased operating costs.  Earnings per diluted share were $0.16 in the first quarter of 2014 as compared to $0.21 per diluted share for the same period in 2013.  The net income generated during this quarter also represents the Company’s twenty-ninth consecutive quarter of profitability.

During the first quarter of 2014, net interest income increased by 4.8 percent, or approximately $218 thousand, to $4.8 million from $4.6 million for the first quarter of 2013.  During the quarter, the provision for loan losses experienced an increase of approximately $300 thousand, or over 214 percent, due, primarily, to the quarterly loan production.  Non-interest expense, net of non-interest income, increased $362 thousand, or 14.3 percent, primarily as a result of increased operating costs and salaries associated with branch expansion.

Bancorp of New Jersey’s total assets increased to a record level of $624.1 million at March 31, 2014 compared to $610.8 million at December 31, 2013.  Total loans also reached a record $503.3 million at March 31, 2014 compared to $472.5 million at December 31, 2013, an increase of approximately $30.8 million, or approximately 6.5 percent, during the quarter.  Total deposits increased to $565.6 million at March 31, 2014 from $553.3 million at December 31, 2013, an increase of approximately $12.3 million, or approximately 2.2 percent.  Stockholders’ equity grew to $56.8 million at March 31, 2014 from approximately $56.0 million at December 31, 2013.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has nine branch offices located in Fort Lee (three locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and its most recent opening, in Woodcliff Lake, all in Bergen County, NJ.  A tenth location in Englewood Cliffs, NJ, has received regulatory approvals from the FDIC and the NJDOBI and is expected to open in late 2014.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended
	March 31,
	2014	2013
INCOME STATEMENT
Net Interest Income	$4,779	$4,561
Provision for Loan Losses	440	140
Non-interest Expense, net of Non-interest Income	2,896	2,534
Pretax Income	1,443	1,887
Tax Expense	572	742
Net Income	$871	$1,145

Basic Earnings per Share	$0.16	$0.22
Diluted Earnings per Share	$0.16	$0.21

Weighted Average Shares — Basic	5,343	5,292
Weighted Average Shares — Diluted	5,418	5,364

	3/31/2014	12/31/2013
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$503,257	$472,465
Allowance for Loan Losses	5,978	5,775
Investment Securities	79,514	86,059
Total Assets	624,102	610,791
Total Deposits	565,562	553,320
Stockholders’ Equity	56,822	55,950